Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

MORE THAN DOUBLES PREVIOUS QUARTERLY EARNINGS RECORD,

RAISES 2005 EARNINGS GUIDANCE

July 28, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that its second quarter 2005 earnings were $0.64 per share, fully diluted, more than doubling its previous quarterly earnings record. The $0.64 per share in the second quarter of 2005 corresponds to $0.22 per share, fully diluted, reported in the second quarter of 2004. Additionally, TETRA is raising its 2005 earnings guidance to $1.70 – $1.85 per fully diluted share from its previous per share guidance range of $1.30 – $1.60 (all financial data in the text portion of this press release are before discontinued operations and are fully diluted).

Consolidated revenues for the quarter ended June 30, 2005 were $144,444,000 versus the $84,098,000 reported in the second quarter of 2004. Gross profit was $43,545,000 (30.1% gross profit percentage) in the second quarter of 2005 versus the $18,967,000 (22.6% gross profit percentage) reported in the comparable period in 2004. Income from continuing operations for the second quarter of 2005 was $15,240,000 versus the $5,097,000 reported in the second quarter of 2004.

Consolidated results per share for the second quarter of 2005 were earnings of $0.64 with 23,841,000 weighted average diluted common shares outstanding versus $0.22 with 23,554,000 weighted average diluted common shares outstanding in the second quarter of 2004.

Divisional pretax earnings for the second quarter of 2005 versus the second quarter of 2004 were: Fluids – $12,149,000 in 2Q 2005 and $4,125,000 in 2Q 2004; Well Abandonment & Decommissioning – $11,856,000 in 2Q 2005 and $5,702,000 in 2Q 2004; and, Production Enhancement (previously Testing & Services) – $7,412,000 in 2Q 2005 and $1,417,000 in 2Q 2004.

Financial data aggregating the first six months of 2005, comparable data for 2004 and data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, President & Chief Executive Officer, stated, “The combination of acquisitions made in 2004, an improving market for our products and services and the absence of some unique negative situations encountered in 2004, have allowed TETRA to generate record earnings in the recently completed quarter. This was accomplished with generally lower margins than we have previously obtained in robust markets. Therefore, we do not believe that we are at or near peak earnings levels.

“During the quarter, our Fluids Division results reflected both the ability to pass along its higher costs for brominated products and the inclusion of the TCE acquisition. While our TCE operations seasonally peak during the second quarter, our other fluids operations should continue to generate solid profitability. Gross profit percentage for the Division in the second quarter was 26.4%. During the fourth quarter of 1997 (in the last extended up cycle), the gross profit percentage was 30.4%. As costs and offsetting prices continue to rise in 2005, gross profits are expected to relate to volumes, while the gross profit percentage is expected to decline (automatically occurs if costs and sales prices increase equally). We are increasing our Fluids Division revenue guidance for the year to $225 – $240 million, up from the previous guidance of $200 – $210 million.

“Our Production Enhancement Division continued to experience dramatically improved financial performance versus 2004. The Compressco acquisition continues to outperform our pre-acquisition estimates. Our testing business is also much improved over a weak 2004. This reflects the strong gas drilling market in the U.S. and the absence of the unique problems TETRA encountered with two large customers in 2004. This financial improvement is driven by both activity and increasing margins. Gross profit percentage for testing in the second quarter was significantly better than was experienced in the first quarter of 2005, but was still appreciably below levels obtained in the last significant activity cycle during the third quarter of 2001. There still appears to be room for improvement, in this business.

“Our Well Abandonment & Decommissioning Division (WA&D) contributed significantly to second quarter results and to our favorable comparison with 2004. Concerns arose last year when the Gulf Coast well abandonment and decommissioning market was less than it had been in 2003. TETRA indicated that the primary factor in this decline was the tremendous number of properties that were being sold or being evaluated from previous sales in the Gulf of Mexico (GOM). Others felt the primary reasons for the activity decline were the higher commodity prices for oil and gas (rendering uneconomic wells commercial, once again). In 2005, commodity prices are even higher. If commodity prices had been the determining factor in our 2004 WA&D results, then 2005 markets should be even worse. To the contrary; by midway through the second quarter, we had identified probable work for 2005 that equaled or exceeded our 2005 budget. Therefore, to attain or exceed our 2005 budgeted earnings (which were budgeted significantly above 2004 actual levels) we must execute on existing contracts and awarded work. Due to the success in obtaining new contracts and entering into other transactions, we are increasing our 2005 revenue guidance for WA&D to $190 – $200 million, from our previous estimate of $165 – $180 million.

“In addition, during the last thirty days, TETRA has closed contracts or has signed purchase and sale agreements in which we expect to close, four transactions bringing in a potential $250 million of gross well abandonment and decommissioning work to TETRA (includes all working interest amounts, including interests not acquired). In excess of $150 million of this work will be done on acquired fields that will be operated by Maritech (if all transactions close as expected). The vast preponderance of this potential work is associated with properties purchased by Maritech. This potential work, when coupled with existing contracts and work anticipated from previously acquired Maritech properties, gives us significant base load for our well abandonment and decommissioning activities in 2006 and for portions of 2007 and beyond. We are continuing to evaluate other prospective property purchases. Oil and gas production from recently purchased properties, plus new drillings on Maritech owned properties, have the potential to increase Maritech’s net equivalent production by over 200% from current levels by year-end 2005.

“TETRA’s earnings remain seasonally influenced, with our strongest performance in the second and third quarters, and our weakest performance in the first quarter. We would expect this to be true in 2005. At the beginning of the year we had a wide range for our WA&D revenues and our ability to pass along the significant cost increases in our brominated products was questionable. Our $1.30 – $1.60 per share earnings guidance range reflected our conservatism regarding these issues. We believe both of these issues have had favorable outcomes. Therefore, we are modifying our earnings guidance to $1.70 – $1.85 per share. The primary factor affecting this range in earnings will be down time experienced due to weather conditions for our well abandonment, decommissioning, production and fluids activities in the Gulf of Mexico.

“During the quarter we once again used surplus cash to reduce our debt position. The debt reduction could have been even greater, except for Maritech expenditures for drilling and completions, and purchases of TETRA stock under our existing buy back authorization,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements including revenues and earnings guidance as well as statements by the President and Chief Executive Officer. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$63,680	$34,037	$115,738	$68,035
WA&D Division	54,167	37,676	96,372	60,432
Production Enhancement Division	26,642	12,534	50,918	25,853
Eliminations and other	(45)	(149)	(108)	(261)
Total revenues	144,444	84,098	262,920	154,059

Gross profit
Fluids Division	16,789	7,306	26,902	14,693
WA&D Division	16,176	8,754	24,230	12,471
Production Enhancement Division	10,584	2,921	19,152	6,677
Eliminations and other	(4)	(14)	(8)	(25)
Total gross profit	43,545	18,967	70,276	33,816

General and administrative expense	19,601	11,882	37,160	23,816
Operating income	23,944	7,085	33,116	10,000

Interest expense (income), net	1,439	(90)	2,912	(184)
Other expense (income)	(762)	(378)	(1,787)	(331)

** Income before taxes and discontinued operations (A)	23,267	7,553	31,991	10,515

Provision for income taxes	8,027	2,456	11,037	3,522

Income before discontinued operations	15,240	5,097	20,954	6,993

Discontinued operations:
Loss from discontinued operations, net of taxes (A)	(269)	(218)	(270)	(346)

Net income	$14,971	$4,879	$20,684	$6,647

** Income before taxes and discontinued operations
Fluids Division	12,149	4,125	17,847	8,003
WA&D Division	11,856	5,702	16,455	6,065
Production Enhancement Division	7,412	1,417	12,790	3,621
Corporate overhead (includes interest)	(8,150)	(3,691)	(15,101)	(7,174)
Total	23,267	7,553	31,991	10,515

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.67	$0.23	$0.93	$0.31
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net income	$0.66	$0.22	$0.92	$0.30

Weighted average shares outstanding	22,562	22,280	22,582	22,295

Diluted per share information:
Income before discontinued operations	$0.64	$0.22	$0.88	$0.30
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net income	$0.63	$0.21	$0.87	$0.28

Weighted average shares outstanding	23,841	23,554	23,874	23,632

Depreciation, depletion and amortization (B)	$10,213	$7,511	$21,812	$13,883

(A) Information presented for each period reflects TETRA's Norwegian process services operations as discontinued operations.

(B) DD&A information for 2005 includes oil and gas property impairment under successful efforts accounting.

Balance Sheet	June 30 , 2005	December 31, 2004
	(In Thousands)
Cash	$5,302	$6,103
Accounts receivable, net	107,424	86,544
Inventories	60,131	54,104
Other current assets	9,847	11,145
PP&E, net	224,464	223,020
Other assets	124,480	128,072
Total assets	$531,648	$508,988

Current portion of long-term debt	1	4
Other current liabilities	77,938	60,840
Long-term debt	125,231	143,754
Other long-term liabilities	76,327	68,209
Equity	252,151	236,181
Total liabilities and equity	$531,648	$508,988

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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